Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Hess Midstream LP for the registration of class A shares representing limited partner interests and preferred shares representing limited partner interests, and to the incorporation by reference therein of our report dated December 17, 2019, with respect to the supplemental consolidated combined financial statements of Hess Midstream LP included in its Current Report on Form 8-K dated December 17, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

December 20, 2019